UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Of 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2005

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	0-20242	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 10, 2005, Central Garden & Pet Company (“Central” or the “Company”) exercised an option contained in its Credit Agreement dated May 14, 2003, between the Company and Canadian Imperial Bank of Commerce et al., to borrow an additional $75 million under its six year term loan. The total outstanding borrowings after the draw down under the term loan was approximately $173.5 million. The proceeds from the incremental term loan will initially be used to pay down outstanding borrowings under the Company’s $125 million revolving credit facility as well as provide liquidity to fund seasonal working capital requirements and the Company’s growth strategy. The term loan is payable in quarterly installments of $437,500 with the balance payable in May 2009. The term loan payment obligation may be accelerated in certain events, including net asset sales, net insurance/condemnation proceeds, issuance of equity securities, surplus assets of pension plans, and issuance of indebtedness. A copy of the Credit Agreement was filed as Exhibit 10.9 to the Company’s Form 10-Q for the quarter ended June 28, 2003.

Item 8.01	Other Events.

On February 8, 2005, Central Garden & Pet Company issued a press release announcing the acquisition of Gulfstream Home & Garden, Inc. and its 20% equity interest in Tech Pac, L.L.C. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press release dated February 8, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ STUART W. BOOTH
Stuart W. Booth Vice President and Chief Financial Officer

Dated: February 11, 2005

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